EXHIBIT 99.1

Greenbacker Renewable Energy Company LLC Acquires a 10.0 Megawatt Wind Farm in Vermont

New York, NY – December 22, 2017 - Greenbacker Renewable Energy Company LLC announced today that on December 21, 2017, through a wholly-owned subsidiary, it purchased Georgia Mountain Community Wind LLC (“GMCW”) located in Chittenden and Franklin Counties, Vermont for approximately $25,100,000. GMCW was the first commercial-scale wind project in these counties. This four-turbine, 10 MW project, which was originally developed by two local Vermont business owners, sells all of the power, as well as the Renewable Energy Credits, to the nearby Burlington Electric Department through a 25-year fixed-price power purchase agreement. The facility originally commenced operations on December 31, 2012 and has been operated continuously since that date.

“Adding a high-quality wind asset in the northeastern United States adds significant financial diversification to Greenbacker’s current portfolio of four commercial-grade wind farms. This wind facility is complementary to the nine solar facilities that the Company currently owns and operates in Vermont” stated Charles Wheeler, CEO of Greenbacker. “We continue to selectively add wind assets, which we believe provide a good seasonal counterbalance to our solar portfolio”.

With the addition of these wind assets, the Company now owns approximately 178.9 MW of generating capacity comprising 55.5 MW of Wind facilities and 123.4 MW of commercial and residential solar facilities.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company LLC is a publicly registered, non-traded limited liability company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234